TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT

with

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

THIS AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT (the “Agreement”) is made as of  October 1, 2015, by and between Trust for Professional Managers (the “Trust”), a Delaware statutory trust, on behalf of the series of the Trust listed in Schedule A hereto, as may be amended from time to time (each a “Fund” and collectively, the “Funds”), and the investment adviser to the Funds, William Blair Investment Management, LLC (the “Adviser”), a Delaware limited liability company located at 222 West Adams Street, Chicago, Illinois, 60606.

WITNESSETH:

WHEREAS, the Trust, on behalf of the Funds, and William Blair & Company, L.L.C. (“WBC”) have previously entered into an Investment Advisory Agreement dated as of October 28, 2014 (the “WBC Agreement”); and

WHEREAS, effective October 1, 2015, WBC will implement a corporate restructuring (the “Restructuring”) such that the Adviser shall provide the investment management services that WBC had provided to the Trust prior to the Restructuring, by reorganizing such services into the Adviser; and

WHEREAS, the Trust, on behalf of the Funds, and the Adviser desire to amend the WBC Agreement for the purpose of replacing WBC with the Adviser, as of the effective date of the Restructuring; and

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Amended and Restated Investment Advisory Agreement between the Trust and the Adviser dated as of October 1, 2015 (the “Investment Advisory Agreement”); and

WHEREAS, the Adviser also serves as the investment adviser to each series of William Blair Funds, a family of funds organized under a separate trust, and for which the Adviser receives a management fee; and

WHEREAS, each Fund is permitted to invest in other investment companies, including each series of William Blair Funds to the extent provided in each Fund’s current prospectus; and

WHEREAS, the Adviser desires to waive the amount of the management fee payable to it in an amount equal to the management fees paid to the Adviser by a series of William Blair Funds with respect to assets of a Fund invested in a series of the William Blair Funds; and

WHEREAS, the Trust, on behalf of the Funds, and WBC have previously entered into a Management Fee Waiver Agreement dated as of October 28, 2014 (the “WBC Management Fee Waiver Agreement”); and

WHEREAS, WBC, the Adviser and the Trust, on behalf of the Funds, have entered into an assignment and assumption agreement with respect to the WBC Management Fee Waiver Agreement; and

WHEREAS, the Funds and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to enter into this Agreement by which the Adviser waives the management fee payable to it by a Fund in an amount equal to the management fees it receives from a series of William Blair Funds in which a Fund is invested, and, therefore, have entered into this Agreement.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

 1. WAIVER OF MANAGEMENT FEE.  With respect to a Fund (an “Acquiring Fund”) invested in a series William Blair Funds (such series of William Blair Funds, the “Acquired Fund”), the Adviser hereby agrees to waive the management fee payable to it by the Acquiring Fund in an amount equal to the management fees paid to the Adviser by the Acquired Fund in respect of assets of the Acquiring Fund invested in the Acquired Fund.

2. TERM.  This Agreement shall become effective with respect to the Funds at the time the Funds commence operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of three years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 3 of this Agreement.

3. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, with the approval of a majority vote of the trustees of the Trust who are not "interested persons" of the Trust, as defined under the Investment Company Act of 1940, as amended.  This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

4. APPLICATION WITH RESPECT TO OTHER EXPENSE LIMITATION AGREEMENTS.  The provisions of this Agreement shall be applied prior to the application of any other expense limitation agreement that may apply to the Trust, on behalf of the Funds, such that the Adviser shall have the benefit of any fees waived pursuant to this agreement in calculating the management fees that may need to be waived or expenses reimbursed under the terms of any other agreement applicable to an Acquiring Fund.

5. NONREIMBURSEMENT OF FEES AND EXPENSES. The Adviser is not permitted to receive reimbursement of any fees waived by it pursuant to Paragraph 1 of this Agreement.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

By: /s/ John P. Buckel	By: /s/ Richard W. Smirl
Name: John P. Buckel	Name: Richard W. Smirl
Title: President	Title: Chief Operating Officer

SCHEDULE A

to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT

with

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

Series or Fund of Trust for Professional Managers
William Blair Directional Multialternative Fund